Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-125694) pertaining to the PVH Associates Investment Plan for Residents of the Commonwealth of Puerto Rico of our report dated June 23, 2021, with respect to the financial statements of the PVH Associates Investment Plan for Residents of the Commonwealth of Puerto Rico included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ SPIELMAN KOENIGSBERG & PARKER, LLP

SPIELMAN KOENIGSBERG & PARKER, LLP

June 23, 2021